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                                                                   Exhibit 99.1


                      Webtronics, Inc. Declares Stock Split

           Parent Company To Merge with Synergy Pharmaceuticals, Inc.



         New York, New York - March 19, 2003 - Webtronics, Inc. (OTCBB: WEBR) today declared a 475 for one common stock split with a record date of March 30, 2003 and a payment date of March 31, 2003.

         Webtronics is a subsidiary of Callisto Pharmaceuticals, Inc. ("Callisto"). Callisto is pleased to announce that Callisto and Synergy Pharmaceuticals, Inc. ("Synergy") have agreed to merge in a stock for stock transaction. Callisto is a biotechnology company that focuses on the development of innovative products for the treatment of infectious diseases and their immunological conditions. Callisto has developed a diagnostic test for Obsessive Compulsive Disorder and related neuropsychiatric disorders. Callisto is also developing a peptide (small protein) that has demonstrated the ability to bind important components of the human immune system, which is being studied for efficacy in treating toxic shock syndrome and Sepsis and Rheumatoid Arthritis. Synergy is a biotechnology company that is developing novel pharmaceutical agents for the therapeutic intervention of colon cancer, multiple myeloma, other solid tumors and gastrointestinal inflammation.

         The definitive merger agreement contemplates that Webtronics will issue 17,318,994 shares to holders of Callisto common stock and 4,395,684 shares to holders of Synergy common stock in exchange for outstanding Callisto and Synergy common stock. As a result of the merger and stock split there will be a total of approximately 23,217,578 Webtronics shares outstanding. Closing of the merger is subject to several contingencies including obtaining shareholders' consent and the satisfactory completion of due diligence by both parties.

         Included in this release are "forward-looking: statements. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Webtronics believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. Webtronics actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors.